January __, 2017

Resource Credit Income Fund
c/o 80 Arkay Drive
Hauppauge, NY 11788

RE: Resource Credit Income Fund, File Nos. 333-200981 and 811-23016

Dear Board Members:
A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 of Resource Credit Income Fund.  We hereby give your our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 4 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361